Exhibit 10.5

RSU GRANT LETTER

Date

Name
Street Address
City, State Zip Code

Dear Name:

American Woodmark Corporation (the “Company”) has granted to you an award of restricted stock units (the “Award”). Your Award is subject to the terms set forth in this letter and in the American Woodmark Corporation 2004 Amended and Restated Stock Incentive Plan For Employees (the “Plan”), a copy of which is attached. Capitalized terms that are not defined in this letter shall have the meaning assigned to them under the Plan.

The terms of your Award are as follows:

I.

In consideration of your agreements contained in this letter, the Company hereby grants you ______ restricted stock units (RSUs). Each RSU represents the right to receive one share of the voting common stock of the Company.

II.	Your Award carries the following provisions:

A.

The Award will mature on __________________ (the “Maturity Date”). In order to receive the full Award, you must be an employee of the Company on the Maturity Date and must have maintained continuous employment from ____________ (“the Award Date) through the Maturity Date. In the event employment is terminated at any time for any reason other than retirement, death or disability under the conditions defined herein between the Award Date and the Maturity Date, the full amount of the Award will be forfeited.

B.

In the event you become separated from the Company because of retirement, death or disability, you will receive a pro-rated portion of the Award. The number of shares received will be determined by dividing the number of days between the Award Date and your separation date by the number of days between the Award date and the Maturity Date and multiplying by the number of RSUs of the Award.

For purposes of applying this section B., retirement and disability are defined as follows:

·	Retirement: You separate from the Company’s employ, having attained both a) at least ten years of service in the Company’s employ, and b) the age of 55.

·

Disability: You become unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Compensation Committee of the Company’s Board of Directors in its reasonable discretion.

C.

In the event of a Change of Control any time before the Maturity Date, you will receive the full amount of the Award if you are an employee on the date of Change of Control and have maintained continuous employment from the Award Date through the date of Change of Control. “Change of Control” is defined for the purposes of this Section as:

(i)   The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Securities Exchange Act of 1934) of 50% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors. The term “unrelated person” means any person other than (x) the Company and its Subsidiaries, (y) an employee benefit plan or trust of the Company or its Subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to subsection (ii) below. For purposes of this subsection, a “person” means an individual, entity or group, as that term is used for purposes of the Act.

(ii)  Any tender or exchange offer, merger or other business combination, sale of assets or any combination of the foregoing transactions, and the Company is not the surviving corporation.

(iii) A liquidation of the Company.

III.

You agree, as a condition of receiving the Award to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Applicable Withholding Taxes with respect to the Award. Any distributions on the Award as defined herein will be made with a certificate of common shares. Unless otherwise agreed, the Company will withhold from the Award shares sufficient to cover all Applicable Withholding Taxes. Should you choose to receive the full Award in shares, no stock certificate will be issued until the Applicable Withholding Taxes have been paid or arrangements satisfactory to the Company have been made.

IV.	This Award is not transferable by you except by will or by the laws of descent and distribution.

V.	In the event of changes in the structure of the Company, appropriate adjustments will be made according to the Plan.

VI.

In consideration of the grant of this Award, you agree that you will comply with such lawful conditions as the Board of Directors or the Compensation Committee may impose on the Award, and will perform such duties as may be assigned from time to time by the Board of Directors or by the executive officers of the Company operating under the authority of the Board; provided, however, that the provisions of this sentence shall not be interpreted as affecting the right of the Company to terminate your employment at any time.

VII.

Until the RSU’s are converted into actual shares of the Company’s stock, your Award will not convey actual rights normally accruing to shareholders, including but not limited to the right to participate in shareholder votes or the right to receive dividends.

VIII.	Timing of the Company’s payment of your Award will vary, as follows:

a.	For employees who are continuously employed by the Company through the Maturity Date, Award payment will occur as soon as administratively practicable (within 60 days) after the Maturity Date.

b.

For employees who separate from the Company’s employ because of either 1) death, or 2) disability before the Maturity Date, payment of the Award will occur as soon as administratively practicable (within 60 days) after the employee’s separation date.

c.

For employees who separate from the Company’s employ due to either 1) retirement, or 2) any reason after becoming fully vested in their Award due to a Change of Control, timing of the Award payment will depend upon whether or not the employee is deemed to be a “Top 50 employee” of the Company as defined by Section 409A(a)(2)(B)(i) of the Internal Revenue Code. Generally speaking, employees who earn more than $160,000 of annual compensation may meet this criterion.

If an employee is not a Top 50 employee, then payment will occur as soon as administratively practicable (within 60 days) after the employee’s date of separation.

If an employee qualifies as a Top 50 employee, then payment will occur as soon as administratively practicable (within 60 days) after the date that is six months after the employee’s separation date.

Attached to this letter is the following: (1) a second copy of this letter, (2) a copy of the Plan, and (3) the Company’s most recent Annual Report. Please sign the second copy of this letter and return it to Jon Wolk, Vice President of Finance & CFO, American Woodmark Corporation, 3102 Shawnee Drive, Winchester, VA 22601, to acknowledge your acceptance of the terms of this Option and receipt of the foregoing documents.

Your signature and return of a copy of this letter shall be deemed as your understanding and acceptance to the terms and conditions pertaining to this Option as outlined in this letter and the attached Plan description.

American Woodmark Corporation

(s/_____________________________________)
     Chief Executive Officer

Agreed to:
By ____________________________